Exhibit 11

OfficeMax Incorporated and Subsidiaries
Computation of Per-Share Income (Loss)

	Three Months Ended March 31
	2004 (Restated)	2003
	(thousands, except per-share amounts)
Basic
Income (loss) before cumulative effect of accounting changes	$59,123	$(18,743)
Preferred dividends (a)	(3,366)	(3,266)

Basic income (loss) before cumulative effect of accounting changes	55,757	(22,009)
Cumulative effect of accounting changes, net of income tax	—	(8,803)

Basic income (loss)	$55,757	$(30,812)

Average shares used to determine basic income (loss) per common share	86,075	58,289

Basic income (loss) per common share before cumulative effect of accounting changes	$0.65	$(0.38)
Cumulative effect of accounting changes, net of income tax	—	(0.15)

Basic income (loss) per common share	$0.65	$(0.53)

Diluted
Basic income (loss) before cumulative effect of accounting changes	$55,757	$(22,009)
Preferred dividends eliminated	3,366	3,266
Supplemental ESOP contribution	(3,063)	(2,936)

Diluted income (loss) before cumulative effect of accounting changes	56,060	(21,679)
Cumulative effect of accounting changes, net of income tax	—	(8,803)

Diluted income (loss)	$56,060	$(30,482)

Average shares used to determine basic income (loss) per common share	86,075	58,289
Restricted stock, stock options, and other	1,883	176
Series D Convertible Preferred Stock	3,309	3,415

Average shares used to determine diluted income (loss) per common share	91,267	61,880

Diluted income (loss) per common share before cumulative effect of accounting changes	$0.61	$(0.35)
Cumulative effect of accounting changes, net of income tax	—	(0.14)

Diluted income (loss) per common share (b)	$0.61	$(0.49)

(a)                                  The dividend attributable to the company’s Series D Convertible Preferred Stock held by the company’s employee stock ownership plan (ESOP) is net of a tax benefit.

(b)                                 For the three months ended March 31, 2003, the computation of diluted loss per common share was antidilutive; therefore, amounts reported for basic and diluted loss were the same.